UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 8, 2011

MSC INDUSTRIAL DIRECT CO., INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	1-14130	11-3289165
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

75 Maxess Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 812-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 8, 2011, MSC Industrial Direct Co., Inc. (the “Company”) entered into a new $200 million credit facility (the “New Credit Facility”), by and among the Company, the lenders from time to time parties thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), RBS Citizens, N.A. and Wells Fargo Bank, N.A., as co-documentation agents, and Bank of America, N.A., as syndication agent. The New Credit Facility, which replaces the Company’s existing revolving credit facility, matures on June 8, 2016.  The Company’s existing credit facility matured on June 8, 2011, and was terminated at maturity in accordance with its terms.  The New Credit Facility permits the Company, at its option, to add one or more incremental term loan facilities and/or increase the revolving commitments in an aggregate amount not to exceed $250,000,000.  Any incremental term loan facility would be on terms to be agreed among the Company, the Administrative Agent, and the lenders who agree to participate in the facility.

Borrowings under the New Credit Facility bear interest, at the Company’s option either at (i) the LIBOR (London Interbank Offered Rate) rate plus the applicable margin for LIBOR loans ranging from 1.00% to 1.25%, based on the Company’s consolidated leverage ratio; or (ii) the greatest of (a) the Administrative Agent’s prime rate in effect on such day, (b) the federal funds effective rate in effect on such day, plus 0.50% and (c) the LIBOR rate that would be calculated as of such day in respect of a proposed LIBOR loan with a one-month interest period, plus 1.0%, plus, in the case of each of clauses (a) through (c), an applicable margin ranging from 0% to 0.25%, based on the Company’s consolidated leverage ratio.  The Company is required to pay a quarterly undrawn fee ranging from 0.15% to 0.20% per annum on the unutilized portion of the New Credit Facility (excluding any outstanding swingline loans), based on the Company’s consolidated leverage ratio.  The Company is also required to pay quarterly letter of credit usage fees ranging between 1.00% to 1.25% (based on the Company’s consolidated leverage ratio) on the amount of the daily average outstanding letters of credit, and a quarterly fronting fee of 0.125% per annum on the undrawn and unexpired amount of each letter of credit.

The New Credit Facility is unsecured and contains customary restrictions on the ability of the Company and its subsidiaries to (i) incur debt, (ii) make investments, (iii) engage in fundamental corporate changes, such as mergers, consolidations, amalgamations, liquidations or dissolutions, (iv) incur liens, (v) dispose of assets, (vi) enter into certain contractual restrictions on the ability of the Company’s subsidiaries to make distributions, and (vii) engage in transactions with affiliates.  These covenants are subject to a number of significant exceptions and limitations.  The New Credit Facility also requires that the Company maintain a maximum consolidated leverage ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation and amortization) of no more than 3:00 to 1:00, and a minimum consolidated interest coverage ratio of EBITDA to total interest expense of at least 3:00 to 1:00, during the term of the New Credit Facility. Borrowings under the New Credit Facility are guaranteed by certain of the Company’s subsidiaries.

The foregoing description of the New Credit Facility is not complete and is qualified in its entirety by reference to the full terms and conditions of the Credit Agreement, which is filed as Exhibit 10.01 to this Current Report on Form 8-K.

Some of the Lenders under the New Credit Facility and/or their affiliates have from time to time performed and may in the future perform various commercial banking, investment banking and other financial advisory services for the Company and/or its subsidiaries in the ordinary course of business, for which they have received or will receive customary fees and commissions.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits

(c)	Exhibits

The following exhibit is filed with this Report on Form 8-K:

Exhibit No.	Description

10.01
Credit Agreement, dated as of June 8, 2011, by and among MSC Industrial Direct Co., Inc., the lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, RBS Citizens, N.A. and Wells Fargo Bank, N.A., as co-documentation agents, and Bank of America, N.A., as syndication agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSC INDUSTRIAL DIRECT CO., INC.

Date: June 10, 2011	By:	/s/ Jeffrey Kaczka
Name: Jeffrey Kaczka
Title: Executive Vice President and Chief
Financial Officer

Exhibit Index

Exhibit No.	Description

10.01
Credit Agreement, dated as of June 8, 2011, by and among MSC Industrial Direct Co., Inc., the lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, RBS Citizens, N.A. and Wells Fargo Bank, N.A., as co-documentation agents, and Bank of America, N.A., as syndication agent